Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES SECOND QUARTER RESULTS
- Maintains 95% Occupancy Level; Increases in Revenues; Substantial Leasing Achievements -
Port Washington, New York – July 29, 2009 – Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the second quarter, ended June 30, 2009.
Highlights For The Quarter
•	Revenues increased 4.5% to $44.8 million from $42.8 million for the comparable quarter of 2008.
•	Net income attributable to common shareholders (and net of limited partners’ interest) was $2.5 million ($0.05 per share) before non-cash charges of $2.3 million ($0.05 per share) relating to a terminated development opportunity and $0.5 million ($0.01 per share) relating to mark-to-market of stock-based compensation. Such non-cash charges resulted in net loss attributable to common shareholders of ($0.3) million ($0.01 per share) for the quarter as compared to net income of $1.2 million ($0.03 per share) for the comparable quarter of 2008.
•	Funds from Operations (“FFO”) for the quarter, before the above-mentioned non-cash charges, was $13.7 million ($0.29 per share/OP unit). FFO for the quarter, after such non-cash charges, was $10.8 million ($0.23 per share/OP unit). FFO for the second quarter of 2008 was $14.4 million ($0.31 per share/OP unit).
•	Occupancy for the Company’s stabilized portfolio remained at 95% and total portfolio occupancy, including development and redevelopment properties, remained at 92%.
•	The Company signed renewal leases aggregating 329,000 square feet at an average increase in base rents of more than 10%.
Leo Ullman, Cedar’s CEO, stated, “Our financial results for the quarter ended June 30, 2009 again reflect the strength of our Company’s “bread and butter”, primarily-super-market-anchored shopping centers. We are executing well on our business plan, maintaining solid occupancy and cash flows, while starting to deliver on our significant development pipeline. Furthermore our multi-pronged strategy for maintaining our financial flexibility is moving ahead. It includes, among other things, recycling of capital while continuing to explore and evaluate the best capital structure for the long-term benefit of the Company.”

Financial and Operating Results
Net income attributable to common shareholders and FFO for the second quarter of 2009 reflect stable core operations and cash flows. Base rents and occupancy levels, as compared to prior year and last quarter, were substantially equivalent for same-store properties. Net income attributable to common shareholders and FFO reflect continued controlled bad debt expense, and billable expense recoveries that, in the aggregate, were consistent with the levels of the first quarter of 2009 but represented higher net expense as compared to the second quarter of 2008 by approximately $0.02 per share.
Net income attributable to common shareholders (and net of limited partners’ interest) in the second quarter of 2009 was $2.5 million ($0.05 per share) before non-cash charges of approximately $2.3 million ($0.05 per share) related to the cancellation of a development project, for which the costs were incurred in prior years, and $0.5 million ($0.01 per share) for mark-to-market expense related to stock-based compensation. FFO for the quarter, before the above-mentioned non-cash charges, was $13.7 million ($0.29 per share/OP unit). FFO for the quarter, after such non-cash charges, was $10.8 million ($0.23 per share/OP unit). FFO for the second quarter of 2008 was $14.4 million ($0.31 per share/OP unit).
Revenues for the six-month period increased 6.0% to $91.6 million from $86.4 million for the comparable period of 2008. Net income attributable to common shareholders for the six-month period in 2009, after approximately $0.05 per share of costs attributable to termination of potential acquisitions and development projects, completed acquisitions, and mark-to-market of stock-based compensation, was $3.7 million ($0.08 per share) as compared to $4.3 million ($0.10 per share) for the comparable period of 2008. FFO for the six-month period in 2009 after the above-mentioned non-cash deductions in the second quarter was $26.2 million ($0.56 per share/OP unit) as compared to $28.1 million ($0.61 per share/OP unit) for the comparable period of 2008.
Net cash flows provided by operating activities were $16.2 million for the second quarter of 2009 as compared to $16.3 million for the comparable quarter of the prior year.
A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release.
Same Property Results
The Company owned 116 properties throughout both the second quarters of 2009 and 2008. Same property net operating income was $30.0 million in the second quarter of 2009 as compared to $31.5 million in the comparable quarter of 2008. Base rent and percentage rent on a cash basis were slightly higher in the 2009 second quarter than in the comparable period of 2008, reflecting substantially stable operations and tenants, while non-cash revenues from straight-line and other rents were lower by $0.8 million in the comparable periods. Bad debt expense was higher by approximately $0.4 million. Expense recoveries were lower by about $0.3 million, attributable principally to properties undergoing redevelopment.
Leasing Activity
In the second quarter of 2009, the Company signed 42 renewal leases totaling approximately 329,000 square feet of gross leasable area (GLA) with an average increase in base rents of 10.2%. The

Company signed 14 new leases totaling approximately 76,000 square feet with an average base rent of $14.66 per sq. ft., and had 18 terminated leases totaling approximately 49,000 square feet with average base rent of $14.59 per sq. ft.
Balance Sheet
Total assets were $1.83 billion at June 30, 2009 and $1.73 billion at December 31, 2008. The Company had total debt outstanding of $1,113.5 million at June 30, 2009 as compared to $1,013.5 million at December 31, 2008.
At June 30, 2009, the Company’s fixed-rate debt was approximately 65% of total indebtedness with a weighted average remaining term of 5.9 years and a weighted average interest rate of 5.8%.
In June 2009, the Company arranged property-specific financings on the Columbus Crossing supermarket-anchored shopping center in Philadelphia, PA and on CVS drugstore ground-up development properties in Kinderhook and Kingston, NY. The financings involved an aggregate amount of $23.3 million, terms of five years and interest rates of 6.75% on the Philadelphia property and 5.25% on the New York properties.
The Company expects that it will be able to arrange an extension during the third quarter of its existing Secured Revolving Stabilized Property Credit Facility due January 2010.
The Company has an announced development and redevelopment pipeline of approximately $302 million that it expects to put into service largely during the second half of 2009 and continuing into 2010. As of June 30, 2009, the Company had spent approximately $234 million of the estimated total project costs of the announced pipeline. It expects to fund the remaining estimated balance of development costs principally with borrowings under its existing secured revolving and property-specific credit facilities.
Recent Property Sales
The Company completed sales of a property in Medina, OH in April and another in Westfield, NY in July that generated aggregate sales prices of $2.9 million.
Financial Guidance
The Company reiterates its guidance with respect to FFO per share/OP unit for 2009 in a range of $0.85 to $1.00 per share/OP unit. In providing this guidance, it should be noted that there remain several important variables which provide considerable uncertainty and lack of clear predictability of financial results for the balance of the year when compared to the results for 2008. They include the following, as previously set forth in our guidance:
•	potentially lower revenues and increased bad debt expense from tenant lease terminations and renegotiated lease arrangements,

•	increased interest costs and uncertainties as to the timing of completing the renewal of our existing secured revolving credit facility for our stabilized properties,

•	potential additional write-offs of development and acquisition costs on projects which may be canceled or impaired, and

•	lower scheduled amortization of intangible lease liabilities.
The foregoing guidance does not include the potential impact of mark-to-market costs of the Company’s stock-based compensation.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended June 30, 2009 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended June 30, 2009, when available, for further details. The Form 10-Q can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Thursday, July 30, 2009, at 11:00 AM Eastern time to discuss the second quarter results. The conference call can be accessed by dialing (888) 819-8015 or (913) 312-1474 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from 2:00 PM Eastern time on July 30, 2009, until midnight Eastern time on August 13, 2009. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 4841299 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of “bread and butter” supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns and operates approximately 12.7 million square feet of GLA at 121 shopping center properties, of which approximately 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s stabilized properties have an occupancy rate of approximately 95%. The Company has also announced a pipeline of approximately 11 substantially pre-leased primarily supermarket- and drugstore-anchored development properties.

Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.

Non-GAAP Financial Measures – FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three and six months ended June 30, 2009 and 2008:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Net (loss) income attributable to common shareholders	$(316,000)	$1,224,000	$3,683,000	$4,336,000
Add (deduct):
Real estate depreciation and amortization	12,593,000	13,939,000	24,984,000	25,400,000
Noncontrolling interests:
Limited partners’ interest	(13,000)	56,000	167,000	199,000
Minority interests in consolidated joint ventures	309,000	482,000	(45,000)	1,188,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,638,000)	(1,417,000)	(2,470,000)	(3,198,000)
Equity in income of unconsolidated joint venture	(283,000)	(222,000)	(542,000)	(372,000)
FFO from unconsolidated joint venture	377,000	355,000	736,000	581,000
Gain on sale of discontinued operations	(277,000)	—	(277,000)	—

Funds From Operations	$10,752,000	$14,417,000	$26,236,000	$28,134,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.23	$0.31	$0.56	$0.61

Diluted	$0.23	$0.31	$0.56	$0.61

Weighted average number of common shares:
Shares used in determination of basic earnings per share	45,062,000	44,464,000	44,971,000	44,461,000
Additional shares assuming conversion of OP Units (basic)	2,018,000	2,029,000	2,018,000	2,030,000

Shares used in determination of basic FFO per share	47,080,000	46,493,000	46,989,000	46,491,000

Shares used in determination of diluted earnings per share	45,062,000	44,466,000	44,971,000	44,462,000
Additional shares assuming conversion of OP Units (diluted)	2,018,000	2,029,000	2,018,000	2,030,000

Shares used in determination of diluted FFO per share	47,080,000	46,495,000	46,989,000	46,492,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Real estate:
Land	$394,229,000	$378,704,000
Buildings and improvements	1,500,972,000	1,400,508,000

	1,895,201,000	1,779,212,000
Less accumulated depreciation	(169,837,000)	(146,804,000)

Real estate, net	1,725,364,000	1,632,408,000

Real estate held for sale	3,847,000	4,920,000
Investment in unconsolidated joint venture	5,352,000	4,976,000

Cash and cash equivalents	15,711,000	8,231,000
Restricted cash	15,643,000	14,004,000
Rents and other receivables, net	7,176,000	5,818,000
Straight-line rents receivable	15,456,000	14,297,000
Other assets	5,892,000	9,403,000
Deferred charges, net	33,241,000	33,071,000

Total assets	$1,827,682,000	$1,727,128,000

Liabilities and equity
Mortgage loans payable	$792,611,000	$708,983,000
Secured revolving credit facilities	320,925,000	304,490,000
Accounts payable and accrued expenses	36,588,000	46,548,000
Unamortized intangible lease liabilities	57,979,000	61,384,000

Total liabilities	1,208,103,000	1,121,405,000

Limited partners’ interest in Operating Partnership	14,368,000	14,271,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 45,062,000 and 44,468,000 shares, respectively, issued and outstanding)	2,704,000	2,668,000
Treasury stock (983,000 and 713,000 shares, respectively, at cost)	(9,784,000)	(9,175,000)
Additional paid-in capital	577,778,000	576,083,000
Cumulative distributions in excess of net income	(128,406,000)	(127,043,000)
Accumulated other comprehensive loss	(3,426,000)	(7,256,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	527,616,000	524,027,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	68,256,000	58,150,000
Limited partners’ interest in Operating Partnership	9,339,000	9,275,000

Total noncontrolling interests	77,595,000	67,425,000

Total equity	605,211,000	591,452,000

Total liabilities and equity	$1,827,682,000	$1,727,128,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues:
Rents	$36,482,000	$34,593,000	$72,481,000	$68,913,000
Expense recoveries	8,253,000	8,066,000	18,785,000	17,072,000
Other	41,000	175,000	303,000	382,000

Total revenues	44,776,000	42,834,000	91,569,000	86,367,000

Expenses:
Operating, maintenance and management	7,772,000	7,111,000	17,063,000	15,313,000
Real estate and other property-related taxes	5,419,000	4,737,000	10,767,000	9,405,000
General and administrative	2,853,000	2,323,000	4,292,000	4,514,000
Terminated projects and acquisition transaction costs	2,423,000	—	3,948,000	—
Depreciation and amortization	12,650,000	13,994,000	25,035,000	25,507,000

Total expenses	31,117,000	28,165,000	61,105,000	54,739,000

Operating income	13,659,000	14,669,000	30,464,000	31,628,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,117,000)	(11,279,000)	(23,709,000)	(22,663,000)
Interest income	4,000	77,000	18,000	235,000
Equity in income of unconsolidated joint venture	283,000	222,000	542,000	372,000
Gain on sale of land parcel	(3,000)	—	236,000	—

Total non-operating income and expense	(11,833,000)	(10,980,000)	(22,913,000)	(22,056,000)

Income before discontinued operations	1,826,000	3,689,000	7,551,000	9,572,000

(Loss) income from discontinued operations	(139,000)	44,000	(85,000)	89,000
Gain on sale of discontinued operations	277,000	—	277,000	—

Total discontinued operations	138,000	44,000	192,000	89,000

Net income	1,964,000	3,733,000	7,743,000	9,661,000

Less, net loss (income) attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	(309,000)	(482,000)	45,000	(1,188,000)
Limited partners’ interest in Operating Partnership	13,000	(56,000)	(167,000)	(199,000)

Total net loss (income) attributable to noncontrolling interests	(296,000)	(538,000)	(122,000)	(1,387,000)

Net income attributable to Cedar Shopping Centers, Inc.	1,668,000	3,195,000	7,621,000	8,274,000

Preferred distribution requirements	(1,984,000)	(1,971,000)	(3,938,000)	(3,938,000)

Net (loss) income attributable to common shareholders	$(316,000)	$1,224,000	$3,683,000	$4,336,000

Per common share (basic and diluted) attributable to common shareholders:
Continuing operations	$(0.01)	$0.03	$0.08	$0.10
Discontinued operations	—	—	—	—

	$(0.01)	$0.03	$0.08	$0.10

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners interest:
Income from continuing operations	$(447,000)	$1,182,000	$3,499,000	$4,251,000
Income from discontinued operations	(134,000)	42,000	(81,000)	85,000
Gain on sale of discontinued operations	265,000	—	265,000	—

Net (loss) income	$(316,000)	$1,224,000	$3,683,000	$4,336,000

Dividends to common shareholders	$—	$10,003,000	$5,046,000	$20,007,000

Per common share	$—	$0.2250	$0.1125	$0.4500

Weighted average number of common shares outstanding	45,062,000	44,464,000	44,971,000	44,461,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2009	2008
Cash flow from operating activities:
Net income	$7,743,000	$9,661,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint venture	(542,000)	(372,000)
Distributions from unconsolidated joint venture	516,000	434,000
Terminated projects and acquisition transaction costs	2,588,000	—
Gain on sales of real estate	(513,000)	—
Straight-line rents receivable	(1,176,000)	(1,481,000)
Depreciation and amortization	25,051,000	25,536,000
Amortization of intangible lease liabilities	(6,670,000)	(6,904,000)
Amortization/market price adjustments relating to stock-based compensation	346,000	1,341,000
Amortization of deferred financing costs	1,464,000	799,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	(1,358,000)	720,000
Other	1,509,000	267,000
Accounts payable and accrued expenses	(3,946,000)	(1,142,000)

Net cash provided by operating activities	25,012,000	28,859,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(63,336,000)	(50,439,000)
Net proceeds on sales of real estate	1,480,000	—
Purchase of consolidated joint venture minority interests	—	(17,454,000)
Investment in unconsolidated joint venture	(350,000)	(1,094,000)
Construction escrows and other	(984,000)	(1,299,000)

Net cash (used in) investing activities	(63,190,000)	(70,286,000)

Cash flow from financing activities:
Net advances from revolving lines of credit	16,435,000	63,950,000
Proceeds from mortgage financings	44,231,000	27,562,000
Mortgage repayments	(13,519,000)	(40,058,000)
Net payments of deferred financing costs	(2,429,000)	(1,888,000)
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	12,212,000	4,269,000
Distributions to consolidated joint venture minority interests	(2,061,000)	(266,000)
Redemption of Operating Partnership Units	—	(122,000)
Distributions to limited partners	(227,000)	(913,000)
Preferred stock distributions	(3,938,000)	(3,938,000)
Distributions to common shareholders	(5,046,000)	(20,007,000)

Net cash provided by financing activities	45,658,000	28,589,000

Net increase (decrease) in cash and cash equivalents	7,480,000	(12,838,000)
Cash and cash equivalents at beginning of period	8,231,000	23,289,000

Cash and cash equivalents at end of period	$15,711,000	$10,451,000